Mail Stop 4561


April 5, 2006

Charles T. DeBilio
Senior Vice President and Chief Financial Officer
Partners Financial Corporation
1575 Pine Ridge Road, #15
Naples, Florida 34109

Re:	Partners Financial Corporation
Form 10-KSB for Fiscal Year Ended
March 31, 2006
	Filed July 11, 2005
	File No. 333-103651

Dear Mr. DeBilio:

	We have completed our limited review of your Form 10-K and have no further comments at this time.

Sincerely,



Paul Cline
Senior Accountant